Exhibit 17.1

A1lan Hartley

71 Alba Road

Wellesley, Massachusetts 02481

February 26, 2014

BY HAND

STAFFING 360 SOLUTIONS, INC.

641 Lexington Ave, Suite 1526

New York, New York 10022

Attn: Board of Directors

Re: Letter of Resignation

Gentlemen:

This letter will serve as my formal resignation from Staffing 360 Solutions, Inc. (the “Company”) as a board member and any and all officer positions I hold with the Company, effective immediately.

My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Very truly yours,

/s/ Allan Hartley

Al1an Hartley